EXHIBIT 10.4
IDEC PHARMACEUTICALS CORPORATION
1988 STOCK OPTION PLAN
AMENDMENT
     The Idec Pharmaceuticals Corporation 1988 Stock Option Plan (“the Plan”) is hereby amended as follows:
Section V of the Plan is hereby amended by adding a new subsection 7 to read as follows:
7.	Deemed Exercise: Notwithstanding anything to the contrary in this Plan, on the last day on which an option is exercisable in accordance with the Plan and the terms of the grant of the option, if the exercise price of the Option is less than the Fair Market Value of the Common Stock on that day, the stock option will be deemed to have been exercised on a net share settlement basis at the close of business on that day. As promptly as practicable thereafter, the Corporation will deliver to the option holder the number of shares underlying the stock option less the number of shares having a Fair Market Value on the date of the deemed exercise equal to (i) the aggregate exercise price for the option and (ii) the amount necessary to satisfy any federal, state and local withholding taxes related to the exercise.
Date: April 18, 2008

BIOGEN IDEC INC.
By:	/s/ Craig Eric Schneier
Craig Eric Schneier
Executive Vice President, Human Resources, Public Affairs & Communications